Exhibit 99.1

SiTime Reports Fourth Quarter and Fiscal Year 2020 Financial Results

SANTA CLARA, Calif., Feb. 03, 2021 – SiTime Corporation, (Nasdaq: SITM), a leader in MEMS timing, today announced financial results for the fourth quarter and fiscal year ended December 31, 2020.

Net revenue in the fourth quarter of 2020 was $40.3 million, a 43.4% increase from the $28.1 million in the fourth quarter of 2019.

Net revenue for the year ended December 31, 2020 was $116.2 million, a 38.2% increase from the $84.1 million in the year ended December 31, 2019.

Generally Accepted Accounting Principles (GAAP) Results

In the fourth quarter of 2020, gross margins were $21.1 million, or 52.3% of revenue, operating expenses were $19.0 million or 47.2%  of revenue, GAAP income from operations was $2.1 million, or 5.1% of revenue and net income was $2.0 million, or $0.10 per diluted share.

For the year ended 2020, gross margins were $57.9 million, or 49.9% of revenue, operating expenses were $66.5 million or 57.3%  of revenue, GAAP loss from operations was $8.6 million, or 7.4% of revenue and net loss was $9.4 million, or $0.58 per diluted share.

Total cash and cash equivalents were $73.5 million on December 31, 2020.

Non-GAAP Results

This press release and its attachments include certain non-GAAP supplemental performance measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

SiTime believes that the presentation of non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to SiTime’s financial condition and results of operations. SiTime believes that these non-GAAP financial measures provide additional insight into SiTime’s ongoing performance and core operational activities and has chosen to provide these measures for more consistent and meaningful comparison between periods. These measures should only be used to evaluate SiTime’s results of operations in conjunction with the corresponding GAAP measures. The non-GAAP results exclude the effect of stock-based compensation and related payroll taxes.

The reconciliation between GAAP and non-GAAP financial results is provided in the financial statements portion of this release.

In the fourth quarter of 2020, non-GAAP gross margins were $21.6 million, or 53.5% of revenue, non-GAAP operating expenses were $13.2 million, or 32.7% of revenue, non-GAAP income from operations was $8.4 million, or 20.8% of revenue and non-GAAP net income was $8.3 million, or $0.43 per diluted share.

For the fiscal year 2020, non-GAAP gross margins were $58.7 million, or 50.5% of revenue, non-GAAP operating expenses were $49.6 million, or 42.7% of revenue, non-GAAP income from operations was $9.1 million, or 7.9% of revenue and non-GAAP net income was $8.4 million, or $0.46 per diluted share.

Conference Call

SiTime will broadcast its fourth quarter and fiscal year 2020 financial results conference call today, February 3, 2021, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), which can be accessed by calling +1-844-467-7657 and using conference ID 3193344. The conference call will also be available via a live webcast on the investor relations section of the SiTime website at https://investor.sitime.com. Please access the website at least a few minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available on the website for a limited period of time.

About SiTime

SiTime Corporation is a market leader in silicon MEMS timing. Our programmable solutions offer a rich feature set that enables customers to differentiate their products with higher performance, smaller size, lower power, and better reliability. With over 2 billion devices shipped, SiTime is changing the timing industry. For more information, visit https://www.sitime.com/.

SiTime Corporation
Unaudited GAAP Condensed Consolidated Statement of Operations

	Three Months Ended	Year Ended
	December 31, 2020
	(in thousands, except per share data)
Revenue	$40,274	$116,156
Cost of revenue	19,203	58,224
Gross profit	21,071	57,932
Operating expenses:
Research and development	8,747	31,652
Sales, general and administrative	10,250	34,893
Total operating expenses	18,997	66,545
Income (loss) from operations	2,074	(8,613)
Interest expense	-	(726)
Other expense, net	(83)	(32)
Income (loss) before income taxes	1,991	(9,371)
Income tax expense	-	(1)
Net income (loss)	$1,991	$(9,372)
Net income (loss) attributable to common stockholder and comprehensive income	$1,991	$(9,372)
Net income (loss) per share attributable to common stockholder, basic	$0.12	$(0.58)
Weighted-average shares used to compute basic net income (loss) per share	17,036	16,064
Net income (loss) per share attributable to common stockholder, diluted	$0.10	$(0.58)
Weighted-average shares used to compute diluted net income (loss) per share	19,263	16,064

SiTime Corporation
Unaudited Reconciliation of Non-GAAP Adjustments
	Three Months Ended	Year Ended
	December 31, 2020
	(in thousands, except per share data)
Reconciliation of GAAP gross profit and margin to non-GAAP
Revenue	$40,274	$116,156
GAAP gross profit	21,071	57,932
GAAP gross margin	52.3%	49.9%
Stock-based compensation	494	751
Non-GAAP gross profit	$21,565	$58,683
Non-GAAP gross margin	53.5%	50.5%

Reconciliation of GAAP operating expenses to non-GAAP
GAAP research and development expenses	8,747	31,652
Stock-based compensation	(2,047)	(5,707)
Non-GAAP research and development expenses	$6,700	$25,945

GAAP sales, general and administrative expenses	10,250	34,893
Stock-based compensation	(3,761)	(11,280)
Non-GAAP sales, general and administrative expenses	$6,489	$23,613
Total Non-GAAP operating expenses	$13,189	$49,558

Reconciliation of GAAP income (loss) from operations to non-GAAP income from operations
GAAP income (loss) from operations	$2,074	$(8,613)
Stock-based compensation	6,302	17,738
Non-GAAP income from operations	$8,376	$9,125
Non-GAAP income from operations as a percentage of revenue	20.8%	7.9%

Reconciliation of GAAP net income (loss) to non-GAAP net income (loss)
GAAP net income (loss)	$1,991	$(9,372)
Stock-based compensation	6,302	17,738
Non-GAAP net income	$8,293	$8,366
Weighted-average shares used to compute diluted net income (loss) per share	19,263	18,159

GAAP net income (loss) per share diluted	$0.10	$(0.58)
Non-GAAP adjustments detailed above	0.33	1.04
Non-GAAP net income per share diluted	$0.43	$0.46

SiTime Corporation
Unaudited GAAP Condensed Consolidated Balance Sheet
As of
December 31, 2020
(in thousands, except share and per share data)
Assets:
Current assets:
Cash and cash equivalents	$73,525
Accounts receivable, net	23,920
Related party accounts receivable	736
Inventories	12,350
Prepaid expenses and other current assets	2,649
Total current assets	113,180
Property and equipment, net	11,708
Intangible assets, net	2,069
Right-of-use assets, net	8,892
Other assets	162
Total assets	$136,011
Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$6,182
Accrued expenses and other current liabilities	12,963
Total current liabilities	19,145
Lease liabilities	6,986
Total liabilities	26,131
Commitments and contingencies
Stockholders’ equity:
Common stock	2
Additional paid-in capital	173,274
Accumulated deficit	(63,396)
Total stockholders’ equity	109,880
Total liabilities and stockholders’ equity	$136,011

Investor Relations Contacts:

Shelton Group

Leanne Sievers | Brett Perry

949-224-3874 | 214-272-0070

sheltonir@sheltongroup.com

SiTime Corporation

Art Chadwick

Chief Financial Officer

investor.relations@sitime.com